UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Del Monte Foods Company

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Reference is made to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by Del Monte Foods Company (the “Company”) on January 12, 2011 and as supplemented on January 26, 2011 and February 4, 2011. This filing consists of the text of an e-mail from the Chief Executive Officer and Chairman of the Company distributed to Company employees.

Del Monte Foods CEO All-Employee Email

February 9, 2011

To:     All Del Monte Foods Employees

From: Rick Wolford, Chairman & CEO

Dear Del Monte Employees:

As you know, we have a shareholder meeting scheduled for next week at which our shareholders will vote on the previously announced agreement, under which an investor group – Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Partners – will acquire Del Monte. Upon receiving shareholder approval, we expect that the transaction will close quickly after the shareholder vote.

In anticipation of these events, I am pleased to announce that Neil Harrison will be named interim CEO and succeed me upon the closing of the transaction. A search is underway for my permanent successor. Upon the closing of the transaction, Neil will also be joining Del Monte’s board of directors and will continue to serve as a director following the selection of a permanent CEO.

Neil is currently a senior advisor at Vestar, and he brings an excellent track record of success and three decades of experience in the global food industry and in branded consumer products to Del Monte. Prior to joining Vestar, he was the chief executive officer and chairman of Birds Eye Foods Inc., a Vestar portfolio company. He led that company until Birds Eye was sold in 2009. During his tenure at Birds Eye, Neil led critical investments in marketing and advertising, R&D and new product development, and drove significant growth at the company.

Neil is also a former president and CEO of Heinz North America. He has held executive positions at Weight Watchers Gourmet Food Company and Miller Brewing Company, and has served in marketing and sales positions at Pizza Hut International and PepsiCo Foods International Divisions in the United States and the United Kingdom.

This is an exciting time for Del Monte. Together, we have built powerful brands with tremendous potential to expand in the future. The investor group, working with our company’s leaders and led by Neil in the interim, will continue Del Monte’s momentum and deliver on our commitment to provide high quality products to consumers. I’m sure you will give Neil a warm welcome upon his arrival.

Sincerely,

Rick Wolford
Chairman and CEO